Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated June 27, 2019, relating to the balance sheet of Oaktree Acquisition Corp. as of April 23, 2019, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from April 9, 2019 (inception) through April 23, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 27, 2019